EXHIBIT 8.1

ALSTON&BIRD LLP

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300

Fax: 202-654-4873

www.alston.com

November 22, 2013

CatchMark Timber Trust, Inc.

6200 The Corners Parkway

Norcross, GA 30092

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of CatchMark Timber Trust, Inc.

Ladies and Gentlemen:

We are acting as tax counsel to CatchMark Timber Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-191322 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $172,500,000 of the Company’s common stock, par value $.01 per share (the “Shares”).

You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed the forms of the Company’s Sixth Articles of Amendment and Restatement (as amended), the Company’s Amended and Restated Bylaws, the Registration Statement, schedules prepared by the Company regarding compliance with various REIT qualification requirements and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters, including ownership of the Company’s capital stock, the sources of the Company’s gross income, and the nature of the Company’s assets, made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents.

For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

CatchMark Timber Trust, Inc.

November 22, 2013

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its subsidiaries and their activities in the Registration Statement are true, accurate and complete as of the date hereof, t(ii) he Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement true for future years, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year and (iv) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based.

For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that:

(i) Commencing with the year ending December 31, 2009, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current organization and present and proposed method of operation will enable it to continue to satisfy the requirements for such qualification.

(ii) The statements under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects, subject to the limitation and qualifications stated in such discussion.

CatchMark Timber Trust, Inc.

November 22, 2013

The Company’s status as a REIT at any time during such year and subsequent years is dependent upon, among other things, the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT in any particular taxable years. In addition, our opinions do not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT, including a provision that cures a failure to comply with the REIT gross income tests if the Company reasonably relied on a reasoned opinion of a tax advisor in characterizing an item of income for purposes of such tests and satisfies certain other requirements. Our opinions are based, in part, on our conclusion that this savings provision would be available to the Company with respect certain matters addressed in an opinion the Company received from another tax advisor. Utilizing any savings provisions could require the Company to pay significant penalty or excise taxes.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion.

No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ ALSTON & BIRD LLP